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                            MASTER PRIVATE PLACEMENT
                                ENGAGEMENT LETTER

                                                      PERSONAL AND CONFIDENTIAL

                                                          August 31, 2004

Digital Lifestyles Group, Inc.
1001 S. Capital of Texas Hwy.
Building 1, Suite 210
Austin, Texas 78746

Attention:        Mr. Kent Savage, Chairman and Chief Executive Officer

Dear Kent:

You have indicated that Digital Lifestyles Group, Inc. (the "COMPANY") desires to obtain financing for general corporate purposes. The purpose of this letter (this "AGREEMENT") is to set forth the agreement between the Company and Tejas Securities Group, Inc. ("TEJAS") regarding the services to be performed by Tejas.

In connection with the proposed private placement (the "FINANCING") by the Company of not less than 9,400,000 units (the "SECURITIES"), each unit ("UNIT") consisting of one share of the Company's Common Stock ("SHARE") and a warrant (on the terms hereinafter described) ("WARRANT") to purchase one-half of a Share, priced at the arithmetic mean of the average of the closing sales price of one share of Common Stock on the Nasdaq OTC Market for the five trading days ending on the trading date immediately preceding the date of the closing of the sale of the Securities ("MARKET VALUE") multiplied by (ii) 0.8 per Unit (the "PER UNIT PRICE"), and on such other terms and conditions to be established by mutual agreement at the time of sale, the Company and Tejas agree. The Warrants will be for a term of two (2) years and have an exercise price equal to 110% of Market Value per Share, which will be subject to adjustment in order to protect the holders thereof against dilution in certain events.

1.       (a)      Prior to the sale of the Securities to any offeree or any
                  person advising such offeree, they shall: (i) be furnished information by the Company pertaining to the Securities and the terms and conditions of the Financing, and (ii) be given the opportunity by the Company to ask questions and receive answers concerning the Company and the Securities and the terms and conditions of the Financing.

         (b) The final offering documents signed in connection with the placement of the Securities, including, but not limited to, any stock purchase agreement or any private placement memorandum (the "OFFERING DOCUMENTS"), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

         (c) The Company covenants that it shall promptly notify Tejas if, because of the occurrence of any event or condition, the passing of time or otherwise, any of the


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                  Offering Documents, shall, prior to final purchase of the
                  Securities, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. The Offering Documents shall be amended in form and substance so that after giving effect to such amendment, the Offering Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in light of the circumstances under which they were made, not misleading.

         (d) The Company shall furnish or make available to Tejas or its authorized representatives any and all documentation and information reasonably requested in connection with Tejas' due diligence efforts regarding this placement.

         (e) Except for the Securities and the issuance of stock options or the underlying shares of common stock relating thereto issuable pursuant to the Company Stock Option Plan or any other shares of common stock underlying derivative securities of the Company outstanding on the date hereof, the Company shall not offer to sell any securities of the same class or similar securities as the Securities from the date hereof until after a period of six (6) months has elapsed after the date of the last sale of the Securities unless the Company shall have provided Tejas with a satisfactory opinion from the Company's legal counsel as to whether the proposed offering does not cause any violation of any securities laws, rules or regulations.

2. The Company hereby appoints Tejas as its exclusive agent to attempt to arrange the private placement of the Securities during the period commencing on the date of execution of this letter by the Company and ending on midnight, August 31, 2004 (the "OFFERING PERIOD"), which may be extended by mutual written agreement of the parties hereto; provided, however, that the Offering Period will automatically be extended until midnight, September 8, 2004 upon notice from Tejas that it has identified Investors interested in investing in the Securities who require the additional time to complete any closing documents or procedures (and any reference hereinafter to the Offering Period shall mean the Offering Period as so extended). Subject to the terms and conditions herein set forth, Tejas accepts such appointment and shall endeavor to find purchasers (the "INVESTORS") for all of the Securities who can satisfy the Company that they qualify as "accredited investors" pursuant to Rule 501 promulgated under the Securities Act of 1933 (the "1933 ACT"). Tejas makes no warranty or guaranty of its success in placing the Securities and there is no express or implied warranty and no liability to Tejas for failure to expend any particular level of effort. Tejas' agency hereunder is coupled with an interest and such agency shall continue until the termination of the Offering Period. The Company shall have the right to reject any and all proposed purchasers of the Securities for any reason the Company deems reasonable. This paragraph 2 and paragraphs 4, 5 and 7 below shall survive any termination of this Agreement. Notwithstanding the foregoing, in the event that a potential purchaser of the Securities (the "OFFEREE") is contacted by Tejas during the Offering Period and the Offeree purchases Securities from the Company after the expiration of the Offering Period, at any time during a period of twelve (12) months from the date of this Agreement, Tejas shall be entitled to the same fees and warrants provided for below with respect to such purchase had the purchase occurred during the Offering Period.


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3.       During the Offering Period, the Company shall not, directly or indirectly (except through Tejas), offer to sell, or attempt to offer or sell, or solicit any offer to buy, or otherwise negotiate in respect of, any of the Securities other than to existing stockholders, employees of the Company and other non-institutional potential purchasers contacted by the Company prior to the Offering Period (the "Company Purchasers").

4. Upon the closing of the sale of Securities, the Company shall pay Tejas a fee in cash at closing equal to four percent (4%) of the aggregate proceeds from the sale of Securities to the Investors, which shall not include up to $1.1 million in proceeds from the Company Purchasers. At the end of the Offering Period (as the same may be extended), if the Company and the Investors have agreed on the form of closing documents and the Investors are ready and willing to purchase Securities with an aggregate purchase price of at least $3.9 million, but the Company Purchasers are not ready and willing to purchase Securities with an aggregate purchase price of at least $1.1 million and there is no closing of the sale of Securities, then the Company shall pay Tejas a fee equal to $40,000 and the expense reimbursement described in the following sentence. The Company also agrees to reimburse Tejas for all documented reasonable out-of-pocket expenses incurred on this project through the end of the Offering Period, subject to an aggregate limit of $15,000 ($25,000 if the Offering Period is extended) without prior written approval. Such expense reimbursement is not contingent upon the successful completion of the transaction contemplated hereunder and shall be payable upon the first to occur of the closing of the sale of the Securities or 30 days after billed by Tejas. The Company shall be responsible for, and shall make, all filings required with state securities administrators in connection with the Financing and to pay all costs and expenses (including legal and filing fees) in connection therewith.

5.       (a)      The Company agrees, for a price of one hundred dollars
                  ($100.00) to sell to Tejas, concurrently with, but subject to and contingent on the consummation of the successful sale of the Securities, Warrants exercisable into a number of Shares equal to the sum of 1,000,000 and the number obtained by dividing the gross proceeds from the sale of Securities in excess of $5.0 Million by 5 (including for such purposes
                  Securities purchased by Company Purchasers). By way of example, if Securities are sold resulting in aggregate proceeds of $6,000,000, then Tejas will be entitled to a warrant to purchase 1,200,000 Shares
                  (1,000,000+[1,000,000/5]). All Shares issuable upon the
                  exercise of such Warrants will be issuable out of the authorized unissued shares of Common Stock of the Company.
                  Such Warrants will have a term of eight (8) years and may be exercised as to all or any lesser number of Shares covered thereby, commencing at the end of the Offering Period. Such
                  Warrants shall be transferable (subject to applicable securities laws) and shall contain provisions that require registration for re-sale of the underlying Common Stock, with the registration to remain effective until all can be freely sold without volume limitations under Rule 144(k), all exercisable in whole or in part on a net cashless exercise basis, with the exercise period extended for any period during which the registration is lapsed.


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         (b)      The exercise price of the Warrants to be received by Tejas shall be equal to the exercise price for the Warrants sold to Investors in this Offering and shall except as noted in paragraph 5(a) above, otherwise have the same terms and conditions.

         (c) Additionally, the Company agrees that Tejas will have, for a period of twelve (12) months from the date of the Agreement , the right to participate on the same terms and conditions as any other managing underwriter or placement agent in any public offerings, private placements or other equity or debt financings that may be undertaken by the Company in which the Company's Common Stock or securities convertible into or exercisable for Common Stock (including, without limitation, convertible debt) is to be sold at a price, or with a conversion or exercise price, less than $0.416 or at a discount of greater than 30% of the fair market value of such security, in each case on terms and conditions customary for similar transactions. Tejas shall exercise such right within twenty-four (24) hours of receipt of written notification from the Company describing in sufficient detail the terms of such financing. In the event of a breach of this subparagraph 5(c), then Tejas will be entitled to receive the same fee it is receiving under the Agreement for any such financings.

6. Prior to the sale of any of the Securities, the Company shall make customary representations and warranties to Tejas and the purchasers of the Securities.

7. The Company agrees to indemnify Tejas as set forth in Schedule I attached hereto, which is to be an integral part of this Agreement.

8. Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or the breach, termination or validity hereof shall be settled by submission to arbitration before the National Association of Securities Dealers, Inc. ("NASD"), pursuant to the Code of Arbitration Procedure of that organization. All parties agree to the jurisdiction of the NASD for such purposes. If arbitration before the NASD is not available, the parties shall arbitrate pursuant to the rules of the American Arbitration Association.

9. Except where otherwise herein provided all notices, information, consents and other communications required or permitted by the provisions of this Agreement to be given, sent by any party, shall be in writing and shall be deemed to be properly given when: (i) delivered personally to any of the hereinafter designated addressees or the named representatives thereof; (ii) mailed by prepaid certified or registered mail, return receipt requested; or (iii) when sent by telephone facsimile, telegram, cable or email; and in each instance addressed to such party at the respective address as follows (in each such case promptly confirmed with a copy thereof sent as in (ii)):


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If to the Company:                               If to Tejas:

Digital Lifestyles Group, Inc.                   Tejas Securities Group, Inc.
1001 S. Capital of Texas Hwy.                    2700 Via Fortuna, Suite 400
Building 1, Suite 210                            Austin, TX 78746
Austin, Texas 78746

Attention:        Kent Savage                                 Attention:         John J. Gorman
                  Chairman and Chief Executive Officer                           Chairman

Either party may at any time change its respectively designated address above by giving notice thereof to the other parties hereto.

10. The Company acknowledges that Tejas has been retained hereunder solely as an adviser to the Company, and not as an adviser to or agent of any other person, and that the Company's engagement of Tejas is as an independent contractor and not in any other capacity including as a fiduciary. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Tejas or our affiliates or their respective directors, officers, agents and employees.

11. This agreement is governed by the laws of the State of Texas, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and Tejas and their respective successors and assigns. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Neither this Agreement nor any provisions hereof shall be modified except by an instrument in writing, signed by both parties.

If the foregoing correctly sets forth our understanding, please so indicate by signing and returning to us the enclosed copy.

                                        Very truly yours,

                                        Tejas Securities Group, Inc.



                                    By: /s/ John J. Gorman
                                       ----------------------------------------
                                       John J. Gorman
                                       Chairman

Agreed to and accepted this 31st day of August

Digital Lifestyles Group, Inc.



By: /s/ Kent A. Savage
   ----------------------------------
   Kent A. Savage
   Chief Executive Officer


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                                   SCHEDULE I

1. The person or entity (the "COMPANY") engaging the services of Tejas Securities Group, Inc. ("TEJAS") pursuant to the attached agreement (the "AGREEMENT") hereby agrees to indemnify and hold harmless Tejas and its affiliates, the respective directors, officers, employees, and agents of Tejas and its affiliates, and each other person or entity, if any, controlling Tejas or any of its affiliates (Tejas and each of the foregoing persons or entities being each referred to herein as an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages and liabilities whatsoever, joint or several, and expenses incurred by them (including, without limitation reasonable fees and disbursements of counsel) to which any such Indemnified Party may become subject which (a) are related to or arise out of (i) action taken or omitted to be taken (including, without limitation, any untrue statements made or any statements omitted to be made) by the Company, or (ii) action taken or omitted to be taken by an Indemnified Party at the Company's direction; or (b) are otherwise related to or arise out of Tejas activities on the Company's behalf under the Agreement (INCLUDING, WITHOUT LIMITATION, ANY LOSSES, CLAIMS, ACTIONS, DAMAGES, LIABILITIES (WHETHER JOINT OR SEVERAL), AND EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE OF ANY INDEMNIFIED PARTY), and will reimburse any Indemnified Party for all reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, regardless of whether such Indemnified Party is a party and regardless of whether such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification provisions to the extent that any loss, claim, damage, liability or expense otherwise subject to indemnification under clause (b) above is finally judicially determined (after exhaustion of all appeals or rights to appeal) to have resulted primarily and directly from the willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, AND WHETHER ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR VICARIOUS LIABILITY OF SUCH INDEMNIFIED PARTY) to the Company or its security holders or creditors related to or arising out of the engagement of Tejas or its activities on behalf of the Company, except to the extent that any loss, claim, damage, liability or expense is finally judicially determined (after exhaustion of all appeals or rights to appeal) to have resulted primarily from the Indemnified Party's willful misconduct or gross negligence. The Company further agrees that it will not, without the prior written consent of any Indemnified Party in its sole discretion, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an active or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent (a) includes an unconditional release of each affected Indemnified Party from all liability arising out of such claim, action, suit or proceeding, and
         (b) does not include a statement indicating, or an admission of, any fault, culpability, or a failure to act by any affected Indemnified Party.

2. Promptly after receipt by an Indemnified Party of notice of any claim or complaint or the commencement of any action or proceeding with respect to which indemnification may be


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         sought hereunder, such Indemnified Party shall notify the Company in writing of such claim or complaint or of the commencement of such action or proceeding, but the failure to so notify the Company will not relieve the Company from any liability which it may have hereunder or otherwise, except to the extent that such failure results in the Company's forfeiture of material rights or defenses. If the Company so elects or is requested by such Indemnified Party, the Company will assume the defense of such action or proceeding, including without limitation, the employment of counsel satisfactory to such Indemnified Party in its sole discretion, and the payment of the fees and disbursements of such counsel. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless (a) the employment thereof has been specifically authorized by the Company; (b) the Company has failed to promptly assume or to diligently conduct the defense and employ counsel acceptable to such Indemnified Party in its sole discretion; or (c) the named parties, or parties threatened to be named, to any such action or proceeding (including, without limitation, any impleaded parties or parties threatened to be impleaded) include both such Indemnified Party and the Company, and such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (in each of which cases such Indemnified Party shall have the right to employ its own counsel and in each of such cases any fees and expenses of such counsel shall be paid by the Company). The Company shall pay the fees and expenses of legal counsel engaged in accordance with the foregoing provisions promptly after such fees and expenses are invoiced.

3. In the event that an Indemnified Party is requested or required to appear as a witness or otherwise participate (including, without limitation, through deposition or other discovery) any action or proceeding brought by or on behalf of, or against, the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Tejas or the Indemnified Party, as the case may be, for all reasonable expenses incurred by it, as incurred, in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel, and to compensate Tejas or the Indemnified Party, as the case may be, in an amount to be mutually agreed upon.

4. If for any reason (other than as specified in the second sentence of Paragraph 1 above) the benefits of the foregoing indemnification or reimbursement provisions are unavailable to an Indemnified Party or insufficient to hold any Indemnified Party harmless in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to herein, then the Company and Tejas shall contribute to the amount paid or payable by any of the Indemnified Parties as a result of such claim, damage, loss, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and Tejas, on the other hand, from Tejas engagement under the Agreement referred to above, but also the relative fault of the Company, on the one hand, and Tejas, on the other hand, as well as any other relevant equitable considerations; provided, that Tejas obligation to make contribution will not exceed under any circumstances the amount of fees actually received by Tejas from the Company pursuant to the Agreement. The relative benefits received by the Company, on the one hand, and Tejas, on the other hand, shall be deemed to be in the same proportions as (i) the total value paid or proposed to be paid or received or


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         proposed to be received by the Company or its stockholders pursuant to the transaction, whether or not consummated, for which Tejas is engaged to render financial advisory services, bears to (ii) the fees paid or proposed to be paid to Tejas in connection with the Agreement. The relative fault of the Company, on the one hand, and Tejas, on the other hand, shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the alleged act, statement or omission giving rise to such loss, claim, damage, liability or expense. The Company and Tejas agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Paragraph 4. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expense (or actions in respect thereof) referred to above in this Paragraph 4 shall be deemed to include any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such claim. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section II(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. If indemnification and reimbursement is available under the preceding Paragraphs of this Schedule I, that indemnification and reimbursement (in accordance with its terms) shall apply without regard to relative fault or other equitable considerations referred to in this Paragraph 4.

5. The foregoing indemnification, reimbursement and contribution obligations of the Company shall be (i) cumulative of and in addition to any rights that any Indemnified Party may have at common law or otherwise, and (ii) APPLICABLE, TO THE EXTENT SET FORTH ABOVE, REGARDLESS OF WHETHER SOLE OR CONCURRENT NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), STRICT LIABILITY OR VICARIOUS LIABILITY OF ANY INDEMNIFIED PARTY IS ALLEGED OR PROVEN. No investigation or failure to investigate by an Indemnified Party shall impair the foregoing indemnification, reimbursement and contribution obligations of the Company or any right an Indemnified Party may have. The Company acknowledges and agrees that Tejas has been retained to provide certain services to the Company more specifically described in the Agreement. In such capacity, Tejas shall act as an independent contractor, and any duties of Tejas arising out of its engagement pursuant to the Agreement shall be owed solely to the Company.

6. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to the foregoing indemnification, reimbursement and (if applicable) contribution provisions is brought against any Indemnified Party.

7. It is understood that, in connection with Tejas above-mentioned engagement, Tejas may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The foregoing indemnification, reimbursement and (if applicable) contribution provisions shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall survive, or remain in full force and effect following, the completion or any termination of Tejas' engagement(s).